EXHIBIT 99.1

LINCOLNSHIRE, IL., September 30, 2002 – Holiday RV Superstores, Inc. (Nasdaq: RVEE) announced today that it had received notice from The Nasdaq Stock Market, Inc. indicating that Holiday was not in compliance with the listing requirements of Marketplace Rule 4310(c)(2)(B), which requires a minimum of $2,000,000 in net tangible assets, or $2,500,000 in stockholders’ equity, or a market value of listed securities of $35,000,000, or $500,000 of net income from continuing operations for the most recently completed year or two of the three most recently completed fiscal years, and Rule 4310(c)(7), which requires at least 500,000 publicly held shares with a market value of at least $1,000,000.

Holiday has until October 9, 2002 to provide to Nasdaq its plan to achieve and sustain compliance with Rule 4310(c)(2)(B) listing requirements. Holiday is currently preparing its restructuring plan to present to Nasdaq. If the staff determines that Holiday’s plan does not adequately address the issues, Holiday will be given a delisting notification. At that time, Holiday may appeal the staff’s decision to a Nasdaq Listing Qualifications Panel to review the staff determination. Holiday does not know when such a hearing would take place, if necessary, nor does Holiday know the anticipated determination date.

Holiday has until December 26, 2002 to meet the requirements of Rule 4310(c)(7) requiring that the market value of its publicly held shares be at least $1,000,000 for ten consecutive trading days. If compliance with this rule is not met by that date, Holiday will be given a delisting notice. At that time, Holiday may appeal the staff’s decision to a Nasdaq Listing Qualifications Panel to review the staff determination.

While Holiday is in the process of implementing a restructuring of its capital structure which it believes will satisfy the Nasdaq listing requirements, there can be no assurance that the restructuring will be successful or that the restructuring plan will meet the listing requirements of Rule 4310(c)(2)(B) and Rule 4310(c)(7) or the requirements of the appeals panel.

HolidayRV Superstores, Inc., which operates under the name Recreation USA, operates retail stores in California, Florida, Kentucky, New Mexico, South Carolina and West Virginia. Recreation USA, the nation’s only publicly traded national retailer of recreational vehicles and boats, sells, services and finances more than 90 RV brands and several boat brands.

The private Securities Litigation Reform Act of 1995 provides a “Safe Harbor” for certain forward-looking statements. The statements contained in this news release that are not historical facts are forward-looking statements based on the Company’s current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance these expectations and beliefs about future events are accurate. Actual results may differ from those projected in the forward-looking statements. These forward-looking statements involve significant risks and uncertainties (some of which are beyond the control of the Company) and are subject to change based upon various factors. These factors include the following: the fact that our auditors have expressed doubt concerning our ability to continue as a going concern; our need to continue to have access to floor plan financing for inventory, which may become unavailable to us; our ability to close any more sales of units in the private placement; less-than- expected consumer demand for our products; pricing pressures; and other competitive factors. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. For a more detailed discussion of some of the ongoing risks and uncertainties of the Company’s business, please see our filings with the Securities and Exchange Commission.